                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        MERCANTILE STORES COMPANY, INC.
                                       AT
                               $80 NET PER SHARE
                                       BY
                             MSC ACQUISITIONS, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                DILLARD'S, INC.
                                   ----------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON FRIDAY, JUNE 19, 1998,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A
 NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH ANY SHARES OWNED, DIRECTLY OR INDIRECTLY, BY DILLARD'S, INC. (THE "PARENT") OR MSC
  ACQUISITIONS, INC. (THE "PURCHASER"), CONSTITUTES MORE THAN 50% OF THE
   VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), OF ALL SECURITIES OF
    MERCANTILE STORES COMPANY, INC. (THE "COMPANY") ENTITLED TO VOTE
     GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE
      "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND
       CONDITIONS. SEE THE INTRODUCTION AND
                                               SECTIONS 1 AND 15.
                           --------------------------

THE BOARD OF DIRECTORS OF MERCANTILE STORES COMPANY, INC. HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY,
 INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND ARE FAIR TO AND
  IN THE BEST INTERESTS OF THE STOCKHOLDERS OF MERCANTILE STORES COMPANY,
    INC. AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER
       THEIR SHARES                                    TO THE PURCHASER.
                           --------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES (AS DEFINED HEREIN) OF MERCANTILE STORES COMPANY, INC. SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY (AS DEFINED HEREIN), AND EITHER DELIVER THE CERTIFICATES REPRESENTING THE TENDERED SHARES AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. STOCKHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SHARES SO REGISTERED.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO MORGAN STANLEY & CO. INCORPORATED (THE "DEALER MANAGER") OR TO D.F. KING & CO., INC. (THE "INFORMATION AGENT") AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR THE DEALER MANAGER, OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER

MAY 21, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................           3
    1. Term of the Offer, Expiration Date..................................................................           3
    2. Acceptance for Payment and Payment for Shares.......................................................           4
    3. Procedure for Tendering Shares......................................................................           5
    4. Withdrawal Rights...................................................................................           8
    5. Certain Federal Income Tax Consequences.............................................................           8
    6. Price Range of Shares; Dividends....................................................................           9
    7. Certain Information Concerning the Company..........................................................          10
    8. Certain Information Concerning the Purchaser and the Parent.........................................          11
    9. Source and Amount of Funds..........................................................................          13
    10. Background of the Offer; Contacts with the Company.................................................          13
    11. The Merger Agreement...............................................................................          14
    12. Purpose of the Offer; the Merger; Plans for the Company............................................          24
    13. Dividends and Distributions........................................................................          26
    14. Effect of the Offer on the Market for the Shares, Stock Exchange Listing and
        Exchange Act Registration..........................................................................          27
    15. Certain Conditions of the Offer....................................................................          28
    16. Certain Legal Matters and Regulatory Approvals.....................................................          29
    17. Fees and Expenses..................................................................................          31
    18. Miscellaneous......................................................................................          32
SCHEDULE I Certain Information Regarding the Directors and Executive Officers of
             the Purchaser and Parent                                                                               I-1

To the Stockholders of Mercantile Stores Company, Inc.:

                                  INTRODUCTION

    MSC Acquisitions, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Dillard's, Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.14 2/3 per share (the "Shares"), of Mercantile Stores Company, Inc., a Delaware corporation (the "Company"), at a purchase price of $80 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc. (in such capacity, the "Information Agent") incurred in connection with the Offer. See Section 17.

    The Board of Directors of the Company has unanimously determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable and are fair to and in the best interests of the stockholders of the Company and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser.

    The Board of Directors of the Company has received the written opinion of Goldman, Sachs & Co., financial adivsor to the Company ("Goldman Sachs"), that the $80 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the opinion of Goldman Sachs is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED, DIRECTLY OR INDIRECTLY, BY THE PARENT OR THE PURCHASER, CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 16, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

    Stockholders of the Company representing approximately 40% of the issued and outstanding Shares of the Company (the "Locked-up Stockholders") have contractually agreed, among other things, to tender their Shares in the Offer, provide Parent with an irrevocable proxy, grant an option at the $80 Offer price and otherwise support the transaction with Parent. See Section 11 for a discussion of the arrangements with the Locked-up Stockholders.

    Pursuant to the Merger Agreement, the Company agrees, if and to the extent permitted by law, at the request of the Purchaser and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer, without a meeting of the Company's stockholders in accordance with the DGCL. See Section 11.

    At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share, if any, owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent or of the Purchaser, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have not voted in favor of the Merger Agreement or consented thereto and who have delivered to the Company a written demand for appraisal and payment in the time and manner provided in Section 262 of the DGCL) will be cancelled, extinguished and converted into the right to receive $80 in cash, or any higher price that may be paid pursuant to the Offer (the "Merger Consideration"), payable, without interest, to the holder thereof, upon the surrender of the certificate formerly representing such Share, less any required withholding taxes.

    The Company has represented to the Parent that (i) as of May 16, 1998, there were 36,748,550 Shares issued and outstanding and 95,500 Shares reserved for issuance upon the exercise of outstanding stock options. Based upon the foregoing, the Purchaser believes that approximately 18,422,026 Shares constitute a majority of the outstanding Shares on a fully-diluted basis.

    The Company has advised the Purchaser that, to the knowledge of the Company, all the directors of the Company intend to tender their Shares pursuant to the Offer.

    The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERM OF THE OFFER, EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June, 19, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HSR ACT AND CERTAIN OTHER CONDITIONS. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

    Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the written consent of the Company, the Purchaser will not change the Minimum Condition, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), reduce the maximum number of Shares to be purchased in the Offer, modify or amend the conditions to the Offer or otherwise amend the Offer in a manner adverse to holders of the Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. Purchaser has agreed that, so long as the Merger Agreement is in effect and all of the Offer conditions are satisfied other than the conditions to the Offer set forth in clause (h) in
Section 15 and the Minimum Condition, at the request of the Company, the Purchaser, at its option, shall extend the Offer until the earlier of (1) such time as such conditions are satisfied or waived, and (2) the date chosen by the Company which shall not be later than (x) the Outside Date (as defined herein) and (y) the earliest date on which the Company reasonably believes such conditions will be satisfied; PROVIDED, that the Company may request further extensions up until the Outside Date if the Offer conditions set forth in such clause (h) and the Minimum Condition are still the only Offer conditions not satisfied unless the Merger Agreement has been terminated in accordance with its terms.

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section
16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

    For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURE FOR TENDERING SHARES. VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the

Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange (the "NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%.

All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 19, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted into cash in the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a non-corporate stockholder, capital gain is eligible for a maximum federal income tax rate of 28% if the Shares were held for more than one year but not more than 18 months or 20% if the Shares were held for more than 18 months. There are limitations on the deductibility of capital losses.

    6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "1997 Annual Report"), the Shares are listed and traded principally on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported in the 1997 Annual Report with respect to periods occurring in 1996 and 1997 and as reported by the Dow Jones News Service thereafter, and the amount of cash dividends paid or declared per share for each quarter based on publicly available sources.

                                                                                 DIVIDENDS    DIVIDENDS
                                                            HIGH        LOW      DECLARED       PAID
                                                          ---------  ---------  -----------  -----------
Year Ended February 1, 1997:
First Quarter...........................................  $      625/8 $      441/4  $     .55  $     .261/2
Second Quarter..........................................         67         571/8     --            .281/2
Third Quarter...........................................         593/8        47        .57         .281/2
Fourth Quarter..........................................         54         477/8     --            .281/2

Year Ended January 31, 1998:
First Quarter...........................................  $      501/4 $      463/8  $     .581/2  $     .281/2
Second Quarter..........................................         68  /16        493/4     --        .30
Third Quarter...........................................         66  /16        571/4        .60        .30
Fourth Quarter..........................................         65 /16        581/4     --         .30

Year Ended January 30, 1999:
First Quarter...........................................  $      73 /16 $      591/2  $     .611/2  $     .30
Second Quarter (through May 18, 1998)...................         787/8        713/4     --       --

    On May 15, 1998, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the NYSE Composite Transactions Tape as reported by THE WALL STREET JOURNAL was $73 5/16 . On May 20, 1998, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NYSE Composite Transactions Tape as reported by THE WALL STREET JOURNAL was $78 3/4. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1997 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

    GENERAL. The Company was incorporated under the laws of the State of Delaware on January 10, 1919. The Company is listed on the NYSE (NYSE designation of "MST") and is engaged in general merchandise department store retailing. The Company's retailing strategy is to cater to middle and upper income customers by carrying wide assortments of national brand items and goods sold under the Company's private labels, with emphasis on apparel, accessories and fashion home products.

    The Company regularly employs, on a full or part-time basis, an average of approximately 34,200 associates, of which approximately 19,500 are considered full-time associates. The Company's principal executive offices are located at 9450 Seward Road, Fairfield, Ohio 45014. The telephone number of the Company at such offices is (513) 881-8000.

    FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the 1997 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                        MERCANTILE STORES COMPANY, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              FOR THE YEAR ENDED,
                                                               -------------------------------------------------
                                                                 JANUARY 31,      FEBRUARY 1,      FEBRUARY 3,
                                                                    1998             1997             1996
                                                               ---------------  ---------------  ---------------
Net sales....................................................   $   3,143,765    $   3,030,822    $   2,944,324
Cost and expenses............................................       2,207,618        2,113,022        2,059,753
Earnings before income taxes.................................         213,362          201,552          204,580
Income taxes.................................................          83,656           80,087           81,332
Net earnings.................................................         129,706          121,465          123,248
Net earnings per common share................................            3.53             3.30             3.35
Weighted average number of common shares outstanding.........      36,770,797       36,844,050       36,844,050
BALANCE SHEET (AT PERIOD END)
Total Assets.................................................   $   2,177,791    $   2,142,503    $   2,074,724
Total Liabilities............................................         530,945          577,190          589,611
Total Stockholders' Equity...................................   $   1,646,846    $   1,565,313    $   1,485,113

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and commencement of the Offer.

    Parent, a Delaware corporation incorporated in 1964, is an outgrowth of a department store originally founded by William Dillard. Parent operates retail department stores located primarily in the Southeastern, Southwestern and Midwestern areas of the United States, offering a distinctive mix of name-brand and private label merchandise.

    Parent has its principal executive offices at 1600 Cantrell Road, Little Rock, Arkansas 72201 and is currently operating 270 stores. The telephone number for Parent is (501) 376-5200.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in
Schedule I hereto.

    Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's last three fiscal years which have been derived from the financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "Form 10-K") filed by the Parent with the Commission. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                                DILLARD'S, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              FOR THE YEAR ENDED
                                                                ----------------------------------------------
                                                                 JANUARY 31,     FEBRUARY 1,     FEBRUARY 3,
                                                                     1998            1997            1996
                                                                --------------  --------------  --------------
Net Sales.....................................................  $    6,631,752  $    6,227,585  $    5,918,038
Cost of Sales.................................................       4,393,291       4,124,765       3,893,786
Income Before Taxes...........................................         410,035         378,761         269,653
Income Taxes..................................................         151,710         140,140         102,470
Net Earnings..................................................         258,325         238,621         167,183(a)
Earnings per share (fully-diluted)............................  $         2.31  $         2.09  $         1.48
Average Number of Shares outstanding..........................     111,993,814     113,988,633     113,143,842
BALANCE SHEET DATA (AT PERIOD END)
Total Assets..................................................  $    5,591,847  $    5,059,726  $    4,778,535
Total Liabilities.............................................       2,783,909       2,342,548       2,300,208
Stockholders' Equity..........................................  $    2,807,938  $    2,717,178  $    2,478,327

------------------------

(a) Includes impairment charges of $126.6 million before taxes ($78.5 million after taxes).

    The Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in such proxy statements and distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Except as set forth on Schedule I hereto, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

    9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $3 billion. The Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from its available cash and from working capital and expects to obtain the balance of such funds required to purchase the Shares from borrowings under credit facilities that Parent will seek to obtain from commercial banks and other financing sources. Parent has spoken to various banks and other financing sources who have indicated their willingness to assist in obtaining such financing. Any debt incurred to fund the purchase of the Shares in the Offer is expected to be repaid from funds internally generated by the Parent and its subsidiaries and from external sources, including potentially from the sales of debt securities or receivables financings on terms not yet determined.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Over the past several years, the members of Parent's senior management have considered various potential transactions which could enhance the value of Parent for its stockholders, including the possibility of a strategic acquisition of the Company. In prior years, however, no formal discussions concerning a potential transaction had taken place.

    Since early 1997, in light of the industry rumors concerning the willingness of the Company to consider a sale, Parent had intensified its review of the Company's business and its prospects. During each regularly scheduled meeting of the Board of Directors of Parent from November 1997 to February 1998, the Board discussed a potential transaction with the Company as part of its review of Parent's strategic alternatives.

    On April 6, 1998, Parent contacted Morgan Stanley, Parent's financial advisor, to discuss Parent's potential interest in the Company. After reviewing the current state of the Company's business and its operating performance, Parent authorized Morgan Stanley to contact representatives of the Company to discuss Parent's interest in pursuing a potential acquisition of the Company. In response to Parent's inquiry, Roger Milliken, a director of the Company and a representative of the Milliken family, which controls, directly or indirectly, approximately 40% of the Shares, communicated that the Company was not prepared to discuss a potential transaction with Parent at that time because it was currently evaluating its strategic alternatives and was not prepared to make a decision to pursue a transaction with Parent.

    On May 5, 1998, Goldman Sachs, the financial advisor to the Company, called Morgan Stanley to inform them that the Company was currently engaged in substantive negotiations with a third party with respect to the sale of the Company and that if Parent was still interested that the Company would provide Parent with an opportunity to participate in the sale process. On May 5-6, 1998 Morgan Stanley had several conversations with William Dillard II and certain of Parent's senior officers concerning the merits of a potential acquisition of the Company and Morgan Stanley undertook a detailed business review of the Company.

    On May 7, 1998, the parties concluded that to make a meaningful assessment of the benefits of the transaction, Parent would need to review confidential information and on such date the parties entered into the Parent Confidentiality Agreement.

    On May 8-9, 1998, officers of the Parent and Parent's legal and financial advisors continued Parent's due diligence review of the Company and commenced the review of the Company's nonpublic information in a data room. Legal and financial diligence continued until May 16, 1998.

    On May 9, 1998, the executive officers of the Company delivered a management presentation to the executive officers and legal and financial advisors of Parent. On May 9-10, 1998, Parent's executive officers and financial advisors continued to evaluate the financial basis for pursuing a transaction.

    On May 10, 1998, Morgan Stanley informed Goldman Sachs that on the basis of Parent's review of the Company's information, Parent was prepared to pursue a transaction at a range of value of $75-80 per share.

    On May 11-12, 1998, Parent continued to meet with its financial advisors to evaluate the financial and strategic ramifications of the transaction.

    On May 12, 1998, at a special meeting of Parent's Board of Directors, the Board analyzed and reviewed various strategic and financial considerations concerning the possible acquisition and the status of negotiations. Management responded to questions from directors and after further deliberation, the Board authorized management to continue to pursue the transaction. On May 12, 1998, Morgan Stanley, on behalf of Parent, informed Goldman Sachs that Parent was prepared to pursue the transaction at $78 per share.

    On May 13, 1998, Parent's legal advisors reviewed the contract terms with the officers of Parent and forwarded a copy of a revised merger agreement to counsel for the Company.

    On May 14, 1998, the legal advisors to Parent and the Company met to negotiate the terms of the Merger Agreement and the related agreements and the Company communicated to Parent that if Parent was prepared to increase its bid to $80 that it would negotiate a transaction with Parent on an exclusive basis. After discussions with Parent's financial advisors, the senior officers of Parent met to discuss a final valuation of the transaction and after discussing the merits of the transaction, Parent instructed Morgan Stanley to inform Goldman Sachs that Parent was prepared to offer $80 per share for the Company if the Company would commit to a 48 hour exclusivity period.

    On May 14-16, 1998, the parties' legal and financial advisors met to negotiate the terms of the Merger Agreement and related documents.

    On May 16, 1998, at a regularly scheduled Board of Directors meeting, Parent's Board discussed the results of the negotiations and, after considering reports from management and Parent's legal and financial advisors (including Morgan Stanley's financial analysis and its delivery of a fairness opinion), the Board of Directors approved the Merger Agreement and the transactions contemplated in the Merger Agreement.

    Following approval of the Board of Directors of the Company and Parent, on May 16, 1998, the Company, Parent and Purchaser entered into the Merger Agreement and the related agreements.

    11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement and the agreements with the Locked-Up Stockholders, which summary is qualified in its entirety by reference to the Merger Agreement and such other agreements which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as soon as reasonably practicable, and in any event within five business days from the date of public announcement of the execution thereof. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to (i) the Minimum Condition, and (ii) the satisfaction or waiver of certain conditions of the Offer. Under the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition) and make any other changes in the terms or conditions of the Offer. The Minimum Condition of the Offer is that at the expiration of the Offer, a number of Shares which, together with any Shares owned, directly or indirectly, by Parent or Purchaser, constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer.

    Notwithstanding the above, under the terms of the Merger Agreement, without the written consent of the Company, the Purchaser will not change the Minimum Condition, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), reduce the maximum number of Shares to be purchased in the Offer, or modify or amend the conditions to the Offer or otherwise amend the Offer in a manner adverse to holders of the Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, including but not limited to the Offer Conditions, Parent will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law.

    THE MERGER. The Merger Agreement provides, that upon the terms and subject to the conditions thereof (and including those described in Section 15) and in accordance with the DGCL, at the Effective Time of the Merger, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger. At Parent's election, any direct or indirect subsidiary of Parent other than Purchaser may be merged with and into the Company instead of the Purchaser.

    Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) shall be cancelled, extinguished and converted into the right to receive the Merger Consideration, which equals $80 in cash, or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement, less any required withholding taxes.

    The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding stock option granted to employees and non-employee directors of the Company and its subsidiaries (each, an "Option"), whether or not then exercisable, shall be cancelled by the Company, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Option and
(b) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any withholding taxes.

    The Merger Agreement provides that, unless otherwise stipulated, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as described above without any interest thereon.

    The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company and Purchaser, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL. At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Purchaser and as provided by law.

The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

    AGREEMENTS OF THE PARENT, THE PURCHASER AND THE COMPANY.

    STOCKHOLDERS MEETING. The Merger Agreement provides that if required, the Company, acting through its Board of Directors, shall, in accordance with and subject to applicable law and the Company's Restated Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of adopting the Merger Agreement and the transactions contemplated thereby (the "Stockholders Meeting") and (ii) except if the Board of Directors by majority vote determines in good faith, based on the advice of outside legal counsel to the Company, that to do so would constitute a breach of fiduciary duty under applicable law, (A) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and the written opinion of the Company's financial adviser, Goldman Sachs, that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders and (B) use its reasonable best efforts to obtain the necessary adoption of the Merger Agreement and the transactions contemplated thereby by its stockholders. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Merger Agreement and the transactions contemplated thereby.

    The Merger Agreement provides, that notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of the Purchaser, subject to the respective provisions of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

    PROXY STATEMENT. The Merger Agreement provides that if required by applicable law, as soon as practicable following Parent's request, the Company shall file the proxy statement with respect to the Stockholders' Meeting with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to have such proxy statement cleared by the Commission. The parties will cooperate with one another in this endeavor.

    DESIGNATION OF DIRECTORS. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the board of (i) each committee of the Board of Directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. The Merger Agreement provides that until Purchaser acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all members of the Board of

Directors, and such boards and committees as of the date thereof who are not employees of the Company shall remain members of the Board of Directors and such boards and committees.

    ACCESS TO INFORMATION; CONFIDENTIALITY. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and financing sources who shall agree to be bound by such provisions of the Merger Agreement as though a party thereto, complete access, consistent with applicable law, at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request.

    The Merger Agreement further provides that all information obtained by Parent and Purchaser pursuant to the above paragraph shall be kept confidential in accordance with the Confidentiality Agreement, dated on or about May 7, 1998 (the "Parent Confidentiality Agreement"), between Parent and the Company. Parent is allowed to share information with potential purchasers of assets in connection with the future divestiture of any of the Company's stores or assets.

    NO SOLICITATION OF TRANSACTIONS. The Merger Agreement provides that the Company, its subsidiaries and their affiliates will immediately cease any existing discussions and negotiations regarding any acquisition or exchange of all or any material portion of the assets of the Company or any of its subsidiaries or any business combination with or involving the Company or its subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date thereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date thereof, pursuant to appropriate confidentiality agreements containing terms and conditions (including standstill provisions) that are no less favorable than the terms and conditions contained in the Parent Confidentiality Agreement, and may participate in discussions and negotiate with such person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company (whether furnishing information and access or participating in discussion and negotiations,) only if such person has submitted a written proposal to the Board of Directors of the Company relating to any such transaction and the Board by a majority vote determines in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Board shall notify Parent immediately if any such proposal (oral or written) is made and shall in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal, and if the proposal is in writing, provide a copy of such proposal to Parent, and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    Except as set forth in the Merger Agreement, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of any material portion or assets, sale of any shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company; PROVIDED, HOWEVER, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; PROVIDED, FURTHER, that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the

Board by majority vote shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Company has also agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board shall have determined in good faith, based upon the advice of outside counsel, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors under applicable law.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Certificate of Incorporation of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in the governing documents of the Company and these provisions are not to be materially modified for a period of six years from the Merger in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

    For at least six years after the Merger, Parent agrees to maintain the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (or substitute policies with equivalent terms), with respect to matters occurring prior to the Merger to the extent such insurance is reasonably available.

    The Merger Agreement also provides that for six years after the Effective Time, Parent agrees that it will or will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "COSTS") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and Parent shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

    FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof, (ii) cooperation with respect to consummating the financing of the Offer and the Merger and (iii) using its reasonable best efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger.

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed (and has agreed to cause its subsidiaries) to operate their businesses in the ordinary course and in a manner consistent with past practice. The Company and its subsidiaries will also use reasonable best efforts to seek to preserve intact their current business organizations, keep available the service of its current officers, employees and consultants, and preserve its relationships with customers, suppliers and other persons with which the Company has significant business relations.

    The Company and its subsidiaries will also refrain from taking various actions without Parent's consent pending consummation of the Merger. These limitations cover, among other things (subject to certain limitations), changes in governing documents, changes in capital stock, declaration or payment of dividend or other distribution (other than regular quarterly dividends consistent with past practice not to exceed $.32), increases in the compensation of directors, officers and employees (except to the extent required under existing plans), adopting a plan of complete or partial dissolution, incurring debt beyond specified limits, making capital expenditures beyond specified limits, entering into transactions, making any material tax election, changing accounting principles and paying or discharging any claims, liabilities or obligations.

    EMPLOYEE BENEFITS MATTERS. The Merger Agreement provides that, on and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date thereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries. Parent and the Company have agreed that the Surviving Corporation and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date thereof.

    Pursuant to the Merger Agreement the Parent has agreed to cause the Surviving Corporation, for the period commencing at the Effective Time and ending on the second anniversary thereof, to provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation and its subsidiaries which are no less favorable in the aggregate than those provided pursuant to the plans, programs and arrangements of Parent in effect on the date thereof; PROVIDED, HOWEVER, that nothing in the Merger Agreement shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. Employees of the Surviving Corporation shall be given credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each employee benefit plan, program, or arrangement of the Parent in which such employees are eligible to participate for purposes of eligibility and vesting; PROVIDED, HOWEVER, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Parent has also agreed to maintain the Company's severance plan (as amended per the Merger Agreement) for a period of one year from the Effective Time and to maintain certain other benefits to the Company's employees.

    The Merger Agreement further provides that if employees of the Surviving Corporation and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its subsidiaries, Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its subsidiaries and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

    DISPOSITION OF LITIGATION. The Merger Agreement provides that the Company agrees that it will not settle any litigation currently pending, or commenced after the date thereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld). The Merger Agreement further provides that the Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

    REPRESENTATION AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations and warranties by the Company concerning the Company's capitalization, required filings and consents, the Board of Directors' approval of the Merger Agreement and the transactions contemplated thereby (including approvals so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL and certain provisions of the Company's Restated Certificate of Incorporation), SEC filings and financial statements, absence of certain changes or events, business, compliance with law, absence of litigation, employee benefit plans, environmental matters, tax matters, real estate matters and brokers. Some of the representatives are qualified by a material adverse effect clause. "Material Adverse Effect" includes any change or effect that would be materially adverse to the assets, liabilities, results of operations, financial condition or business of the Company and its subsidiaries taken as a whole other than as a result of general economic conditions.

    CONDITIONS OF THE MERGER. Under the Merger Agreement, the respective obligations of the Parent, Purchaser and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) If required by the DGCL, the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and the DGCL (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares); (ii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (iii) Purchaser shall have purchased Shares pursuant to the Offer; and (iv) any waiting period applicable to the Merger under the HSR Act shall have been terminated or expired.

    TERMINATION EVENTS. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the Company:

    (a) by mutual written consent of the parties;

    (b) by either party if any governmental authority takes any action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such action has become final and nonappealable;

    (c) by Parent if due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions (other than as a result of a breach by Parent or Purchaser of its obligations under the Merger Agreement), Purchaser shall have (i) terminated the Offer or (ii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date (as defined below);

    (d) by the Company if (i) there shall have been a material breach of any covenant or agreement on the part of Parent or the Purchaser contained in this Agreement which materially adversely affects Parent's or Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer, and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (ii) Purchaser shall have (A) terminated the Offer or
(B) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date (unless such failure is caused by or results from the failure of any representation or warranty of the

Company to be true and correct in any material respect or the failure of the Company to perform in any material respect any of its covenants or agreements contained in this Agreement) or (iii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide offer to acquire the Company (A) that the Board of Directors of the Company by majority vote determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (B) as a result of which the Board of Directors by majority vote determines in good faith, based upon the advice of outside counsel, that it is obligated by its fiduciary obligations under applicable law to terminate this Agreement, PROVIDED that such termination under this clause (iii) shall not be effective until the Company has made payment of the full fee and expense reimbursement discussed below;

    (e) by Parent prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which is reasonably likely to have a Material Adverse Effect, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires,
(ii) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer or transaction, shall have resolved to effect any of the foregoing, or
(iii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer as it may have been extended pursuant hereto and on or prior to such date (A) any person (including the Company but not including Parent or Purchaser) shall have made a public announcement, disclosure or communication to the Company with respect to a Third Party Acquisition (as defined below) or (B) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or any of its affiliates, shall have become (and remain at the time of termination) the beneficial owner of 19.9% or more of the Shares (unless such person shall have tendered and not withdrawn such person's Shares pursuant to the Offer). As used herein, the "Outside Date" shall mean the latest of (I) 70 days following the date hereof or (II) the date that all conditions to the Offer set forth under "Certain Conditions of the Offer" in Section 15 (the "Offer Conditions"), the satisfaction of which involve compliance with or otherwise relate to any United States antitrust or competition laws or regulations (including any enforcement thereof), have been satisfied for a period of 10 business days; PROVIDED that in no event shall the Outside Date be later than January 31, 1999;

    TERMINATION FEES AND EXPENSES. If: (i) Parent terminates the Merger Agreement because of the Company's breach, or if the Company terminates the Merger Agreement under circumstances that would have permitted Parent to terminate this Agreement because of the Company's breach, and within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate or associate thereof) (x) with whom the Company (or its agents) had any discussions with respect to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) prior to such termination; or

    (ii) (A) the Company terminates this Agreement to accept a bona fide offer from a third party or (B) the Company terminates this Agreement pursuant to the failure by Purchaser to pay for the Shares and at such time Parent would have been permitted to terminate this Agreement because the Company's Board has withdrawn support for the transaction or the Offer fails at such time as a Third Party Acquisition is publicly announced or communicated or (C) Parent terminates this Agreement because of the withdrawal of recommendation by the Company's Board or the failure to meet the Minimum Condition at such time as a Third Party Acquisition is publicly announced or communicated or a person acquires more than 19.9% of the Shares;

then the Company shall pay to Parent and Purchaser, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by the provisions above, a fee, in cash, of $88,288,000, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination. The payment of any expenses in the manner described in the next paragraph will be credited against payment of any break-up fee.

    The Merger Agreement also provides that upon the termination of the Merger Agreement (i) under circumstances in which Parent shall have been entitled to terminate the Merger Agreement pursuant to (e)(i) above (whether or not expressly terminated on such basis) or (ii) if any of the representations and warranties of the Company contained in the Merger Agreement were untrue or incorrect in any material respect when made and at the time of termination remained untrue or incorrect in any material respect and such misrepresentation materially adversely affected the consummation (or materially delayed commencement or consummation) of the Offer, then the Company shall reimburse Parent, Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser or Parent or any of the foregoing, and accountants) up to a maximum amount of $3 million; PROVIDED, HOWEVER, that in no circumstances shall any payment be made under this paragraph after a payment has been made of the transaction fee discussed above.

    "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or similar business combination by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20.0% or more of the book or fair market value of the consolidated assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 20.0% or more of the outstanding Shares.

    STOCKHOLDERS AGREEMENT. Concurrently with the execution and delivery of the Merger Agreement, Parent and certain of the Locked-Up Stockholders entered into a Stockholders' Agreement (the "Stockholders' Agreement").

    Pursuant to the Stockholders' Agreement, each such Locked-Up Stockholder agreed to grant Parent an irrevocable option (the "Lock-Up Option") to purchase such stockholder's Shares at a purchase price equal to the Merger Consideration at any time, in whole or in part, commencing on the Exercise Date and ending on the Expiration Date (each as defined below). The "Exercise Date" means the first to occur of the following events: (a) such stockholder fails to perform in any material respect any of such stockholder's covenants in the Stockholders' Agreement or (b) the Merger Agreement is terminated and Parent is entitled to the payment of a termination fee pursuant to the provisions described in paragraph (ii) under "--Termination Fees and Expenses" above. The "Expiration Date" means the first to occur of the following dates: (i) the Effective Time,
(ii) 12 months after the termination of the Merger Agreement, or (iii) the date Parent has delivered written notice to such Locked-Up Stockholders of its termination of the Stockholders' Agreement. Parent has agreed that, with respect to Shares owned by Locked-Up Stockholders that are taxable as C corporations under the Internal Revenue Code of 1986, Parent and such stockholders will use their best efforts to have Parent acquire such Share pursuant to the PHC Merger Agreements (as defined below) rather than exercising the Option for such Shares.

    The Stockholders' Agreement also provides that the Locked-Up Stockholders parties thereto will (i) tender their Shares pursuant to the Offer (except for any such Locked-Up Stockholders that are C corporations, the Shares of which will be acquired pursuant to the PHC Merger Agreements), (ii) grant an irrevocable proxy to Parent to vote their Shares during the term of the Stockholders' Agreement in favor of the adoption of the Merger Agreement and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, (iii) not directly or indirectly solicit, encourage, participate in or initiate any inquiries or the making of any proposal by any person (other than Parent and its affiliates) which may reasonably lead to any sale of the Shares or any acquisition of a material portion of the Company's assets or any equity interest in the Company or its subsidiaries, or

(iv) not transfer, pledge, assign or otherwise dispose of their Shares during the term of the Stockholders' Agreement. Notwithstanding anything to the contrary in the Stockholders' Agreement, the Locked-Up Stockholders that are parties thereto are permitted to transfer as charitable gifts up to an aggregate of 300,000 Shares.

    PHC MERGER AGREEMENTS. Concurrently with the execution and delivery of the Merger Agreement, Parent entered into separate Agreements and Plans of Merger with Minot Mercantile Corporation ("Minot Mercantile") and Woodbank Mills, Inc. ("Woodbank Mills"; individually, with Minot Mercantile, a "PHC"), respectively, each of which is a personal holding corporation operated by certain of the Locked-Up Stockholders (such agreements, the "PHC Merger Agreements"). As of the date of this Offer, Minot Mercantile directly owns 10,484,875 Shares and Woodbank Mills directly owns 27,413 Shares (and, in addition, Woodbank Mills owns approximately 50% of the outstanding shares of Minot Mercantile). At the effective time of the PHC Mergers (as defined below), each PHC's assets will consist solely of Shares and cash and cash equivalents (and, in the case of Woodbank Mills, shares of common stock of Minot Mercantile).

    Pursuant to the PHC Merger Agreements, subject to the satisfaction of the conditions to the Offer (other than the condition that the PHC Mergers are consummated), separate newly formed, wholly owned subsidiaries of Parent will be merged with and into each PHC, with such companies becoming wholly owned subsidiaries of Parent (the "PHC Mergers"). As a result of the PHC Mergers, Parent will acquire all of the Shares owned by each PHC. Under the PHC Merger Agreements, stockholders of each PHC will receive merger consideration for their shares based on the Merger Consideration being paid by Parent pursuant to the Offer and the Merger under the Merger Agreement.

    Each PHC Merger Agreement provides that the related PHC will agree to a number of additional covenants, including, without limitation, (i) limiting any activities pending the consummation of the related PHC Merger, (ii) calling and holding respective stockholders' meetings to adopt such PHC Merger Agreement,
(iii) refraining from any solicitations of alternative transactions, (iv) providing Parent access to such PHC and its books and records and (v) taking all requisite further action and using their respective reasonable best efforts to cause all conditions to the related PHC Merger to be satisfied.

    Under each PHC Merger Agreement, the related PHC Merger is subject to the satisfaction at or prior to its respective effective time of the following conditions: (a) such PHC Merger Agreement shall have been adopted by the stockholders of such PHC, (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of such PHC Merger, the Offer or the Merger, (c) any waiting period applicable to such PHC Merger under the HSR Act shall have been terminated or expired, (d) all of the conditions to the Offer (other than the consummation of the PHC Mergers), shall have been satisfied and Purchaser shall have determined to purchase the Shares pursuant to the Offer, PROVIDED that, if the Merger Agreement is terminated under circumstances in which Parent is entitled to the payment of a termination fee pursuant to the provisions described in paragraph (ii) under "--Termination Fees and Expenses" above, Parent (in its sole and absolute discretion) shall be entitled to waive the satisfaction of the conditions described in this clause
(d), and (e) in the case of the PHC Merger Agreement for Minot Mercantile, the condition that the PHC Merger for Woodbank Mills shall have been consummated.

    Each PHC Merger Agreement may be terminated and the related PHC Merger abandoned at any time prior to its respective effective time: (a) by mutual written consent of Parent and the related PHC, (b) by Parent or the related PHC if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting such PHC Merger, the Offer or the Merger and such order, injunction, decree, judgment, ruling or other action is or shall have become final and nonappealable, (c) by Parent if due to an occurrence or circumstance which resulted in a failure to satisfy any of the conditions to the Offer (other than as a result of a breach by Parent or Purchaser of its obligations under the Merger Agreement), Purchaser shall have (i) terminated the Offer or (ii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date, (d) by the related PHC if (i) the Merger Agreement is terminated and (ii) Parent is no longer entitled to the payment of a termination fee pursuant to the provisions described in paragraph (ii) under "--Termination Fees and Expenses" above, or (e) by Parent prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the related PHC contained in such PHC Merger Agreement which is reasonably likely to have a material adverse effect, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires, or (ii) the Merger Agreement is terminated.

    PHC PROXY AND INDEMNIFICATION AGREEMENTS. Concurrently with the execution and delivery of the Merger Agreement, Parent has entered into separate Proxy and Indemnification Agreements with holders of no less than 70% of the outstanding stock of each PHC (such agreements, the "PHC Proxy and Indemnification Agreements"; together with the Stockholders' Agreement and the PHC Merger Agreements, the "Lock-Up Agreements").

    Each PHC Proxy and Indemnification Agreement provides that the Locked-Up Stockholders parties thereto will (i) grant an irrevocable proxy to Parent to vote their shares of the related PHC during the term of such agreement in favor of the adoption of the related PHC Merger Agreement and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the related PHC Merger or the Offer, (ii) not directly or indirectly solicit, encourage, participate in or initiate any inquiries or the making of any proposal by any person (other than Parent and its affiliates) which may reasonably lead to any sale of their shares of the related PHC or any acquisition of a material portion of the related PHC's assets or any equity interest in the related PHC, or (iii) not transfer, pledge, assign or otherwise dispose of their shares of the related PHC during the term of such agreement.

    Under each PHC Proxy and Indemnification Agreement, each Locked-Up Stockholder that is a party thereto further agrees to, jointly and severally, indemnify and hold Parent and its affiliates harmless from any and all liabilities, damages, expenses, losses or other claims (including, without limitation, reasonable attorneys' fees and expenses), directly or indirectly, suffered or paid that arise out of or relate to (i) the failure of any representation or warranty made by (A) the related PHC under its PHC Merger Agreement or (B) any such Locked-Up Stockholder thereunder, in each case to be true and correct in all respects as of the date of the related PHC Merger Agreement and as of the effective time thereunder, (ii) any breach by (A) the related PHC of any of its covenants or agreements contained in its PHC Merger Agreement and (B) any such Locked-Up Stockholder of any of its covenants or agreements contained herein, and (iii) the related PHC's business, operations or conduct at any time on or prior to the effective time of the related PHC Merger.

    12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    VOTE REQUIRED TO APPROVE THE MERGER. The Board of Directors of the Company has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Board will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding

Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote of any stockholder.

    Pursuant to the Merger Agreement, the Company has agreed, if and to the extent permitted by law, at the request of the Purchaser and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer, without a meeting of the Company's stockholders in accordance with the DGCL.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    STOCKHOLDER APPROVAL. The DGCL requires that unless otherwise provided by the Company's Restated Certificate of Incorporation, the Merger be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Condition requires that there shall have been validly tendered and not properly withdrawn on or prior to the Expiration Date a number of Shares which, together with the Shares owned, directly or indirectly, by the Parent, constitutes more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities entitled to vote generally in the election of directors or in a merger. Upon consummation of the Offer and assuming the Minimum Condition is satisfied, the Purchaser will own sufficient Shares to enable it to effect stockholder approval of the Merger with the affirmative vote of the Shares owned by it. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, so as to render inapplicable the limitation on business combination contained in Section 203 of the DGCL and certain provisions of the Company's Restated Certificate of Incorporation.

    THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

    APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

    Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination.

    In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER AND RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above.

However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

    The foregoing description of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

    PLANS FOR THE COMPANY. Subject to regulatory requirements, the Parent does not have any current definitive plans to dispose of any stores or other assets of the Company or to effect any material changes in its operations, except that Parent may convert any number of the Company's department stores to be operated under the Dillard's nameplate and may sell a number of stores in certain geographic areas where Parent's management believes the combined companies can achieve improved operating results by reducing the overlap of stores.

    Except as described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares (except for the Company's regular quarterly dividend of up to $.32 per Share) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares by the public. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by Purchaser.

    According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting.

    The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by the Merger Agreement if, (i) at the expiration of the Offer, a number of shares which, together with any Shares owned, directly or indirectly, by Parent or Purchaser, constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer, or (ii) at any time on or after the date of this Agreement and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

        (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that is reasonably likely to have the effect of: (i) making illegal or otherwise directly or indirectly restraining or prohibiting the making of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of the Merger; (ii) prohibiting the ownership or operation of the Company and its subsidiaries by Parent or any of Parent's subsidiaries, (iii) imposing limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including without limitation the adoption of the Merger Agreement or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares;

        (b) there shall have occurred any event that is reasonably likely to have a Material Adverse Effect;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices (other than suspensions or limitations triggered on the New York Stock Exchange by price fluctuations on a trading day) for, securities on any national securities exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or material armed hostilities or other material national calamity directly involving the United States or materially adversely affecting the consummation of the Offer or (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

        (d) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer, (B) any such person or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

        (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer or the Merger shall not have expired or been terminated; or

        (i) each of the PHC Mergers shall not have been consummated in accordance with the terms of the related PHC Merger Agreement, respectively;

    which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Merger Agreement) or (other than the Minimum Condition) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. GENERAL. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

    STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP.
V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

    The Parent has filed, on May 20, 1998, with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, the waiting period under the HSR Act applicable to such purchases of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on June 4, 1998, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order or agreement of the parties. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or agreement of the parties. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Purchaser has determined that the Company and the Parent both service customers in certain geographic areas. Should the FTC or the Antitrust Division raise antitrust concerns, the Purchaser would be prepared, in order to expedite the Offer or the Merger, to address those concerns promptly and to consider the possible divestiture of certain assets to deal with those concerns, if necessary. There is no guarantee that the Purchaser and the FTC or the Antitrust Division would reach an agreement with respect to such divestiture. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

    17. FEES AND EXPENSES. Morgan Stanley is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Parent and the Purchaser in connection with the proposed acquisition of the Company. The Parent has agreed to pay to Morgan Stanley a fee of $11.450 million upon the consummation of a merger or other business combination with, or acquisition of 80% or more of the Shares or of all or substantially all of the assets of, the Company. The Parent and the Purchaser will also reimburse Morgan Stanley for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Morgan Stanley against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          MSC Acquisitions, Inc.

May 21, 1998

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PURCHASER AND THE PARENT

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All directors and executive officers listed below are citizens of the United States.

                          NAME                                                    POSITION
--------------------------------------------------------  --------------------------------------------------------
William Dillard II......................................  President
James I. Freeman........................................  Senior Vice President, Chief Financial Officer and
                                                          Director
Paul J. Schroeder, Jr. .................................  Vice President, Secretary and Director

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is: c/o Dillard's, Inc., 1600 Cantrell Road, Little Rock, Arkansas 72201. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States.

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                       AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
           NAME AND ADDRESS                           OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------

Calvin N. Clyde, Jr....................  Director (since 1985); Chairman of the Board and Publisher of T.B.
T.B. Butler Publishing Co., Inc.         Butler Publishing Co., Inc. (daily and Sunday newspaper)
410 West Erwin
Tyler, Texas 75702

Robert C. Connor.......................  Director (since 1987); Entrepreneur (Private/Personal Investments)
31 Hickory Hills Circle
Little Rock, Arkansas 72212

Drue Corbusier.........................  Director (since 1994); Executive Vice President of Parent (since
Dillard's, Inc.                          5/16/98); Vice President of Parent (until 5/16/98); Chairman of Division
4501 North Beach Street                  7 of Parent (since 6/93); General Merchandise Manager of Division 7 of
Fort Worth, Texas 76137                  Parent (until 6/93)

Will D. Davis..........................  Director (since 1972); Partner at Heath, Davis & McCalla, Attorneys,
Heath, Davis & McCalla                   Austin Texas
200 Perry Brooks Building
121 8th Street
Austin, Texas 78701

Alex Dillard...........................  Director (since 1975); President of Parent (since 5/16/98); Vice
Dillard's, Inc.                          President of Parent (until 5/16/98)
1600 Cantrell Road
Little Rock, Arkansas 72201

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                       AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
           NAME AND ADDRESS                           OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
Mike Dillard...........................  Director (since 1976); Executive Vice President of Parent; Chairman of
Dillard's, Inc.                          Division 4 of Parent
900 West Capitol
Little Rock, Arkansas 72201

William Dillard........................  Director (since 1964); Chairman of the Board (since 5/6/98); Chief
Dillard's, Inc.                          Executive Officer of Parent (until 5/16/98)
1600 Cantrell Road
Little Rock, Arkansas 72201

William Dillard, II....................  Director (since 1967); Chief Executive Officer of Parent (since
Dillard's, Inc.                          5/16/98); President of Parent (until 5/16/98); Chief Operating Officer
1600 Cantrell Road                       of Parent (until 5/16/98). Director of Acxiom Corporation, Barnes &
Little Rock, Arkansas 72201              Noble, Inc. and Simon Debartolo Group, Inc.

James I. Freeman.......................  Director (since 1991); Senior Vice President and Chief Financial Officer
Dillard's, Inc.                          of Parent
1600 Cantrell Road
Little Rock, Arkansas 72201

John Paul Hammerschmidt................  Director (since 1992); United States Congressman 1967-93; now retired.
P.O. Box 999                             Director of American Freightways Corporation, First Federal Bank of
Harrison, Arkansas 72602                 Arkansas and Southwestern Energy Co.

William B. Harrison, Jr................  Director (since 1986); Vice Chairman, Chase Manhattan Corporation, New
Chase Manhattan Corporation              York, New York. Director of Chase Manhattan Corporation,
270 Park Avenue, 8th Floor               Freeport-McMoran Inc., and Freeport-McMoran Copper and Gold, Inc.
New York, New York 10017-2070

John H. Johnson........................  Director (since 1986); Chairman & CEO, Johnson Publishing Company, Inc.,
Johnson Publishing Company, Inc.         Chicago, Illinois
820 South Michigan Avenue
Chicago, Illinois 60605

E. Ray Kemp............................  Director (since 1970); Former Vice Chairman of the Board and Chief
9 St. Johns Place                        Administrative Officer of Parent (until 1992); now retired
Little Rock, Arkansas 72207

Jackson T. Stephens....................  Director (since 1997); Chairman--Stephens Group, Inc., Little Rock,
Stephens Group, Inc.                     Arkansas
111 Center Street, 25th Floor
Little Rock, Arkansas 72201

William H. Sutton......................  Director (since 1994); Managing Partner at Friday, Eldredge & Clark,
Friday, Eldredge & Clark                 Attorneys, Little Rock, Arkansas
2000 First Commercial Building
400 Capitol Avenue
Little Rock, Arkansas 72201

Paul J. Schroeder, Jr..................  Vice President of Parent (since 5/16/98); Secretary of Parent (since
Dillard's, Inc.                          5/16/98); General Counsel of Parent (since 5/16/98); previously, Partner
1600 Cantrell Road                       at Bryan Cave, Attorneys, St. Louis, Missouri
Little Rock, Arkansas 72201

    3. OWNERSHIP OF SUBJECT COMPANY'S SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER. Except for Jack Stephens, who owns 3,600 Shares (which he purchased on April 21, 1995), to the best knowledge of Parent and Purchaser, none of Parent's and Purchaser's other directors or executive officers beneficially owns any equity securities, or rights to acquire any equity securities of the Company and none has been involved in any transactions with respect to any class of the Company's Securities or with the Company or any of its directors, executive officers, affiliates or associates during the past 60 days.

    Stephens Capital Management ("SCM"), a registered investment advisor and division of Stephens Group, Inc., manages numerous customer accounts on a discretionary basis. SCM currently holds 104,696 Shares of the Company for the benefit of its various customers. SCM has discretionary authority over such accounts. Jack Stephens is the Chairman of Stephens Group, Inc.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                          THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

          BY MAIL:              BY FACSIMILE TRANSMISSION:        BY HAND OR OVERNIGHT
     Wall Street Station        (for Eligible Institutions              DELIVERY:
        P.O. Box 1023                      only)                     88 Pine Street
   New York, NY 10268-1023        (212) 701-7636 or -7637              19th Floor
                                                                   New York, NY 10005

                                   CONFIRM BY TELEPHONE:
                                      (212) 701-7624

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                      The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: 1-800-431-9633

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                           1585 Broadway, 35th Floor
                               New York, NY 10036
                         (212) 761-8117 (Call Collect)
                              (800) 761-8950 x8117